UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 2, 2020
Date of Report (Date of earliest event reported)

PETROTEQ ENERGY INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	000-55991	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15165 Ventura Blvd., #200 Sherman Oaks, California	91430
(Address of principal executive offices)	(Zip Code)

(866) 571-9613
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [   ]

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SECTION 7 - REGULATION FD

Item 7.01 Regulation FD Disclosure

On March 2, 2020, Petroteq Energy Corp. (the "Company") issued a news release announcing a production milestone and providing shareholders with an operational update.

Production Milestone

The Company announced, that, after a scheduled temporary maintenance shutdown in January 2020 during which various process improvements and adjustments were completed, it re-commenced production at its Asphalt Ridge facility located in Vernal, Utah (the "Plant"). Since re-commencement on February 19th, 2020, the Plant has produced approximately 1,900 barrels of oil thus achieving an average daily production rate of over 300 barrels/day on a continuous basis.

Operational Updates

The Company reported the following operational updates:

  Valkor Engineering used the time afforded by the maintenance shutdown at the Plant to run a testing regimen which will provide the final data points needed for the proposed expansion of the Asphalt Ridge Facility to up to 4,000 barrels per day of capacity.
  Due to the high quality of oil produced at the Plant, the Company's sweet heavy oil is being sold at West Texas intermediate (WTI), less the cost of transportation with no further deductions.
  Based on the Company's current production rate of 300 barrels per day and production costs of approximately $30-$32 per barrel (inclusive of the costs of all plant expenses), the Plant is currently operating on a break even basis.
  The Company received a payment of $96,500 from the State of Utah County Roads Department for delivery of heavy unrefined oil to be used in their road paving operations. In addition, the Plant has received an additional purchase order for a further $250,000 of the same product from the State of Utah County Roads Department.
  Additional staff training has been completed at the Plant in anticipation of implementing dual shift operations as a result of anticipated increased production resulting from various engineering improvements at the Plant.
  The Company's heavy sweet oil has achieved an American Petroleum Institute (API) gravity in the range of 14 to 20 and a sulfur content of less than 0.5%.

  With the International Maritime Organization's new low sulfur fuel regulations (IMO 2020) becoming effective on January 1, 2020, the Company is focusing on producing a high quality sweet heavy crude oil consistent with refiner and customer demand. Petroteq's Heavy Sweet Oil has an American Petroleum Institute (API) gravity in the range of 14 to 20 and a sulfur content of less than 0.5%.
  The Company believes that the low sulfur content of its heavy sweet oil provides it the potential to reduce refining costs and is an attractive blend component for refiners, which generates a more valuable product for the Company, increasing the Company's net margins and netbacks on a per barrel basis.
  Foreland Refining Corp. ("Foreland"), an affiliate of MC Oil and Gas, which has purchased oil produced from the Plant since approximately December 2018, has delivered the oil to its Eagle Springs Refinery located in central Nevada for reprocessing into naphthas, diesel, gas oils, and asphalt. Foreland has reported to the Company that, during this period, the quality of their refined products has improved - specifically, base sediments and water have been reduced to below 4/10 of 1%, and, in response to Foreland's request, the Company's oil has produced less naphthas and more asphalts. In addition, Foreland has reported that its production has become more consistent.
  The Company intends to complete shares-for-debt transactions, pursuant to which it will issue an aggregate of 2,900,000 common shares in satisfaction of $310,000 of indebtedness currently owed to seven arm's length service providers. The Company determined to satisfy the indebtedness with common shares in order to preserve the Company's cash for use on its extraction technology in Asphalt Ridge, Utah, and for working capital. All shares issued pursuant to the shares-for-debt transactions are subject to approval of the TSX Venture Exchange.  The shares will be issued in reliance on exemptions or exclusions from the registration requirements of the U.S. Securities Act, and applicable state securities laws, and will be issued as "restricted securities" (as defined in Rule 144 under the U.S. Securities Act). In addition, such securities are subject to a Canadian four-month hold period.

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	News Release dated March 2, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROTEQ ENERGY INC.
DATE: March 2, 2020	By: /s/ Alex Blyumkin Alex Blyumkin Executive Chairman

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